Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is made and entered into as of this 21st day of November, 2007 by and between J. Robert Vipond (“you”) and Crane Co. (the “Company”). In consideration for the parties’ execution of this Agreement and the promises and covenants contained herein, you and the Company hereby agree as follows:

1. Your active employment terminated on November 14, 2007 after which time you were placed on a paid leave of absence. You agree to resign your position as V.P. Finance and CFO, effective immediately.

2. Contingent upon the full execution and delivery of this Agreement without a revocation having been given, you will receive the following benefits:

(a) From November 14, 2007, through January 31, 2008, you will remain on a paid leave of absence and you will receive your current salary of $12,930.77 per pay period, less all applicable deductions, paid according to the Company’s ordinary payroll practices (the “Salary Continuation Period”).

(b) You will continue to participate in all employee welfare plans maintained by the Company for its employees and their dependents in accordance with the terms of such plans through January 31, 2008. You will not receive any benefits after January 31, 2008 but you will be eligible for COBRA benefits thereafter.

(c) You will be allowed the use of your Company car during the Salary Continuation Period. Normal repairs, maintenance and gasoline will be your responsibility. Upon termination of the Salary Continuation Period, the Company will transfer title of the car to you at no cost to you. The Company will issue appropriate tax documentation relating to this transaction.

(d) You will remain a participant in the EVA bonus pool for Crane Co. Corporate for the year 2007. Your participation percentage will remain the same as last year (7.5% of the pool) and the payout will be computed per the Crane Co. Corporate EVA Plan payout calculation. The bonus will be paid promptly after the Salary Continuation Period but not later than February 28, 2008. All remaining amounts in your EVA bank will be forfeited.

(e) All outstanding stock options and restricted stock granted to you under the Crane Co. Stock Incentive Plan will be governed by the terms of that Plan and any stock option or restricted stock agreement between the Company and you. Your options will continue to vest during the Salary Continuation Period and any remaining vested options at the end of such period shall be exercisable for 90 days thereafter, after which time such options will expire. Your restricted stock will continue to vest through the Salary Continuation Period, and at the end of such period all unvested restricted stock will be forfeited.

(f) The Company agrees to pay you a lump sum payment equal to 9 and one half months pay at your current base pay (9.5 x $28,016.67 = $266,158.36) minus all required deductions. The Company also agrees to pay you for vacation days accrued but not used up through and including all of 2007 plus the Salary Continuation Period, minus all required deductions. Such amounts will be paid to you after the last payment made during the Salary Continuation Period but not later than February 15, 2008.

(g) The Company will provide you with outplacement counseling services through Lee Hecht Harrison for a period up to six months at no expense to you. The Company will not be obligated to provide you with any additional outplacement services except as stated in this paragraph.

(h) You will submit to the Controller or his designee at Crane Co., no later than February 15, 2008, any claims for ordinary and necessary business expenses incurred by you through January 31, 2008 for consideration, review and payment by the Company in accordance with its expense reimbursement policies and procedures. The Company agrees to pay approved claims in accordance with its policies and procedures.

(i) The Company will pay you $10,000 in respect of your attorneys fees in connection with the review of this Agreement, on or before December 15, 2007.

(j) The Company will not oppose your application for unemployment benefits.

(k) If the Company is requested to provide a reference for you, the response will be made by the Chief Executive Officer. In addition to confirming dates of employment and compensation paid to you, the reference, whether orally or in writing, will be limited to the substance contained in Exhibit A.

(1) The Company will issue the press release attached as Exhibit B.

3. Other than as set forth in Paragraphs 2(a) through (1), you will not receive — and you acknowledge that you are not entitled to receive — any compensation, payment or benefits of any kind from the Company, other than your accrued benefits under the Company’s 401k plan and pension plan in accordance with the terms of such plans. You acknowledge that you would not be entitled to receive the payments and benefits specified in Paragraph 2(a) through (1) absent your execution of this Agreement and the fulfillment of the promises made herein.

4. (a) In consideration of the Company’s execution of this Agreement and of the payments provided for above, which you acknowledge is adequate consideration, you hereby irrevocably and unconditionally waive, release, and forever discharge and covenant not to sue the Company and its affiliated, related or associated partnerships, limited liability companies and corporations and their respective past and present partners, managing directors, members, stockholders, directors, officers, employees, agents, attorneys, employee benefit plans, stock plans or plan fiduciaries

(collectively, the “Releasees”), from any and all claims, liabilities and causes of action of any kind which you ever had, now have or hereafter may have against the Company or any Releasee by reason of any matter, cause or thing whatsoever occurring on or at any time prior to the date hereof, whether known or unknown to you and including, but not limited to, all claims arising out of or from or regarding or pertaining to any transaction, dealing, conduct, act or omission, or any other matters or things relating to the employment relationship and/or the termination of the employment relationship, based upon any contract, whether express or implied, oral or written, tort or public policy, claim for costs, fees or expenses, or any allegation of illegal employment practices, defamation or breach of any federal, state or local fair employment practice or equal opportunity law, or wage and hour law, as amended, including, but not limited to, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, the Immigration Reform Control Act, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act, the Connecticut Human Rights and Opportunities Law, the Connecticut Wage Hour and Wage Payment Law and the Connecticut Family and Medical Leave Act.

You covenant and agree that you will not assert any claim or initiate any legal or other action against any Releasee with respect to any matter covered by the foregoing release. You acknowledge and agree that if you or any of your representatives, heirs, executors or administrators should hereafter make against any Releasee any claim or demand or commence or threaten to commence any action, claim or proceeding otherwise prohibited by this Agreement, this Paragraph may be raised as a complete bar to any such action, claim or proceeding and the applicable Releasees may recover from you all costs incurred in connection with such action, claim or proceeding, including reasonable attorneys’ fees if it is determined that any such action, claim or proceedings is prohibited by this Agreement. This Agreement does not impair or release the express obligations of the Company that are set forth in this Agreement nor does it preclude or prevent you from enforcing your rights as expressed under this Agreement or the Indemnification Agreement dated March 10, 2005 between you and the Company (“Indemnification Agreement”).

This Agreement does not prevent you from filing a charge with the Equal Employment Opportunity Commission concerning claims of discrimination, although you specifically waive your right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on your behalf under Title VII of the Civil Rights Act of 1964, as amended, the American with Disabilities Act, or any other federal or state discrimination law, except where prohibited by law.

You acknowledge that certain states provide that a general release of claims does not extend to claims which the person executing the release does not know or suspect to exist in his/her favor at the time of executing the release which, if known, may have materially affected his/her entering into this Agreement. Being aware that such statutory protection may be available to you, you expressly, voluntarily and knowingly waive any arguable benefit or protection from any such statute in executing this Agreement, known or unknown.

(b) In consideration of your release of the Company as described above, the Company hereby irrevocably and unconditionally releases you and your successors, heirs and assignees from any and all liabilities or claims it may have against you arising out of your employment or otherwise. The Company hereby agrees that the second paragraph of Section 4 (a) above shall apply mutatis mutandis in respect of any legal action the Company might bring against you.

5. This Agreement, its terms and the negotiations leading up to the Agreement’s execution are confidential and you agree not to disclose any such information to any third party except your accountant, attorney, spouse, or significant other, or as required by law. Notwithstanding the terms of this provision, the tax treatment and tax structure of the terms of this Agreement may be reported and disclosed in a matter consistent with all federal, state and local tax laws, and the Company may file this agreement and describe its material terms to the extent required under the federal securities laws.

6. You represent that you have delivered to the Company any and all property of the Company which is in your possession or under your control, including but not limited to, all computers, handheld electronic devices, cellular telephones, corporate credit cards, corporate telephone calling cards, security access cards, computer disks, computer software, computer hardware, computer passwords and other computer access information on or before November 17, 2007. If you later discover in your possession, custody or control any additional property belonging to the Company, you will return such property to the Company within three (3) days of its discovery.

7. You will not directly or indirectly publish, disclose, market or use, or authorize, advise, hire, counsel or otherwise procure any other person or entity, directly or indirectly, to publish, disclose, market or use, any confidential or proprietary information and/or trade secrets of the Company or its affiliates (collectively, “Confidential Information”), of which you became or become aware or informed during your service as an employee of the Company, whether such Confidential Information is in your memory or embodied in writing or other form. Such Confidential Information is and shall continue to be the exclusive proprietary property of the Company or its affiliated or related entities whether or not it was disclosed to or developed in whole or in part by you. You agree that you will not make any copies, in any form, of any Confidential Information and will not remove any Confidential Information from the Company. This provision shall not apply to any information, which is now in, or subsequently comes into, the public domain provided that you have not disclosed or caused to be disclosed such information so as to make it public.

8. You acknowledge that you have read and considered all of the terms and conditions of this Agreement, including the restraints imposed upon you pursuant to Paragraph 7. You agree that such restraints are necessary for the reasonable and proper protection of the Company.

9. (a) You shall not make or otherwise publish any statements that in any way disparage, or otherwise reflect adversely on, the Company or any of the Releasees, to any person or entity either orally or in writing. In the event of a material breach of this provision by you, the Company shall be under no obligation to make any further payments pursuant to this Agreement.

(b) No executive officer of the Company shall make or otherwise publish any statements that in any way disparage, or otherwise reflect adversely on, you to any person or entity either orally or in writing.

10. You acknowledge that in the event you breach any of your obligations under this Agreement, the Company will not have an adequate remedy of law. Therefore, in the event of a breach by you, the Company shall be under no obligation to make any further payments pursuant to this Agreement and the Company shall be entitled to temporary, preliminary and permanent injunctive relief and a decree for specific performance of the terms and provisions of this Agreement without the necessity of the Company showing any actual damage or irreparable harm or the posting of any bond or furnishing of any other security.

11. If a court finds that any provision of this Agreement is not valid or enforceable, such a finding will not disturb the validity of the remaining terms. The provision found to be unenforceable shall be deemed modified to eliminate such unenforceable obligation.

12. This Agreement fully supersedes any and all prior agreements, representations or understandings, written or oral between the parties, including but not limited to, the subject matter of this Agreement or any related employment matter, excluding the Indemnification Agreement, which shall remain in full force and effect. This Agreement may only be amended by a writing signed by the parties to this Agreement.

13. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, excluding any choice of law principles. Any action to enforce this Agreement or which in any way deals with this Agreement must be brought in a state or federal court of competent jurisdiction located in Fairfield County, Connecticut. The parties agree to submit and do submit to the exclusive jurisdiction of such court.

14. You acknowledge that:

(a)	You have twenty-one (21) days to consider this Agreement. If you sign this Agreement prior to the expiration of the 21 days, you agree that you do so voluntarily and of your own free will;

(b)	You have read this entire Agreement including the full release of claims and fully understand its terms;

(c)	You were advised to consult with an attorney prior to signing this Agreement and have had an opportunity to review this Agreement with an attorney;

(d)	You are voluntarily entering into this Agreement, knowingly of your own free will and without undue influence or stress; and

(e)	You would not otherwise be entitled to the payments and benefits provided by this Agreement.

15. You shall have a period of seven (7) calendar days following the date of your execution of this Agreement in which you may revoke this Agreement (the “Revocation Period”). Any revocation within this Revocation Period must be submitted, in writing, to the Company and must state “I hereby revoke my acceptance of my Separation Agreement and Release.” The revocation must be personally delivered or mailed to Augustus I. duPont, Vice President, General Counsel & Secretary, Crane Co., 100 First Stamford Place, Stamford, CT and received by the Company prior to the expiration of the Revocation Period. If the last day of the Revocation Period is a Saturday, Sunday or legal holiday in Connecticut, then the Revocation Period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday. This Agreement shall not become effective or enforceable, and the consideration described above shall not be payable, until the Revocation Period has expired without such revocation having been given.

16. This agreement may be executed in one or more counterparts, each of which shall be deemed an original, with the same effect as if the signatures were on the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

/s/ J. Robert Vipond		Date:	11/21/07
J. Robert Vipond

Crane Co.

By:	/s/ Augustus I. duPont	Date:	11/21/07
Name.	Augustus I. duPont
Title:	Vice President, General Counsel & Secretary